Exhibit 99.1

First Amendment to

Employment Agreement

By and Between

EDGAR Online, Inc. and

Philip D. Moyer

This First Amendment (“Amendment No. 1”) is dated as of December 10, 2008 and amends that certain Employment Agreement by and between EDGAR Online, Inc. and Philip D. Moyer dated as of April 9, 2007 (the “Employment Agreement”). All terms used but not defined herein shall have the same meaning ascribed to them in the Employment Agreement.

WHEREAS, the parties wish to amend the Employment Agreement as follows:

1. The following section is hereby added following Section 10(e)(ii):

(f) Acceleration of Vesting of Stock Options and Restricted Stock Grants.

Notwithstanding anything set forth in this Section 10, in the event of termination of the Executive’s employment pursuant to Sections 10(a), (b), or (d) hereof, or Section 10(e) provided such termination is caused by the Company, all stock options and other restrictive stock awards granted to the Executive by the Company shall immediately vest and all stock options shall remain exercisable by the Executive or the Executive’s representative or estate for the period of the lesser of (i) the original term of the stock option or (ii) five years.

Other than as provided for herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

The parties have executed this Amendment No. 1 as of the date first written above.

EDGAR ONLINE, INC.

By:	/s/ John C. Ferrara
Name:	John Ferrara
Title:	Chief Financial Officer
Date:	December 10, 2008

/s/ Philip D. Moyer
Philip D. Moyer